Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-215288 of our report dated March 1, 2016, relating to the consolidated financial statements of Texas Competitive Electric Holdings Company LLC (a subsidiary of Energy Future Holdings Corp.) and subsidiaries (Debtor-in-Possession) (“TCEH”) (which report expresses an unqualified opinion on those consolidated financial statements and includes explanatory paragraphs regarding bankruptcy, and TCEH’s ability to continue as a going concern), appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 14, 2017